AMENDMENT TO STOCK PURCHASE AGREEMENT
                     -------------------------------------

          THIS AMENDMENT to Stock Purchase Agreement, dated as of January
4, 1985, by and among KANSAS CITY SOUTHERN INDUSTRIES, INC., a Delaware corporation ("KCSI"), and THOMAS H. BAILEY, BERNARD E. NIEDERMEYER III, MICHAEL STOLPER, and JACK R. THOMPSON, individuals (the "Selling Shareholders of JCC").

          WHEREAS, on April 13, 1984, the parties hereto (with the addition of WILLIAM C. MANGUS) entered into a Stock Purchase Agreement (the "Agreement") whereby, under the terms and conditions thereof, KCSI agreed to purchase certain stock interests in Janus Capital Corporation (the "JCC Shares");

          WHEREAS, on January 4, 1985, the parties hereto entered into a certain letter agreement (the "Letter Agreement") modifying the Agreement to permit KCSI to acquire, as of December 31, 1984, additional JCC Shares from the Selling Shareholders of JCC, such that KCSI holds 80% of the outstanding capital stock of Janus Capital; and

          WHEREAS, the parties desire to amend the Agreement as set forth below in order to implement the terms of the Letter Agreement.

          NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1.  	Paragraphs 1.03 through 1.05 of the Agreement are hereby
deleted in their entirety, and the following are substituted in their place:

               1.03  As of December 31, 1984, KCSI shall
          purchase and each of the Shareholders of JCC other than William C. Mangus (the "Remaining Shareholders of JCC") shall sell, convey, assign, transfer and deliver to KCSI, free and clear of all liens and encumbrances, a total of 1,283,680 shares of JCC, in the proportions specified below:

          NAME OF SELLER               					NO. OF SHARES SOLD
          --------------					               ------------------
          Thomas H. Bailey						                 1,159,933
          Bernard E. Niedermeyer III				            53,658
          Michael Stolper						                     70,089
          Jack R. Thompson						                     -0-

               1.04  	Payment for the JCC Shares purchased by KCSI
          pursuant to paragraph 1.03 shall be made on an installment basis, as follows: As soon after each of December 31, 1985, 1986 and 1987 as the amount of Net After-Tax Earnings of JCC for each of the fiscal years then ended has been determined as provided in paragraph 2.04, but not later than 30 days after the date of each such determination, KCSI shall deliver to each of the Selling Shareholders of JCC a certified or bank check in an amount equal to the sum of (i) a principal payment in the amount of fifteen times the Net After-Tax Earnings per share of JCC times a number equal to one-third the number of shares sold by each such Shareholder of JCC in accordance with paragraph 1.03, and (ii) an amount equal to interest computed at a rate of 14.75% per annum from the later of January 1, 1985 or the date of the last previous installment payment on the total principal amount of the obligation outstanding at the date of such payment (calculated by adding the principal amount due at such installment as calculated above, plus the principal amount that would be due in future installments if the Net
          After-Tax Earnings of JCC is unchanged at the time that future principal payments are calculated).

               The interest payable with respect to each principal payment shall be based upon the actual amount of such principal payment, although with respect to the second and third installments, the interest payable before the principal payment is calculated can only be estimated as provided above. At the time of the second and third installment payments provided for hereby, an adjustment shall be made for any overpayment or underpayment of interest in the previous year or years with respect to that principal payment, which has occurred as a result of the Net After-Tax Earnings of JCC for the then current year not being the same as for the previous year, as was assumed in the previous year's interest calculation."

          2.  	Paragraph 3.03 of the Agreement is hereby deleted in its
entirety.

          3.  	As soon as practicable after the date hereof, the Selling
Shareholders of JCC shall deliver to KCSI certificates representing the JCC Shares sold pursuant to paragraph 1.03 of the Agreement, as revised.

          4.  	The Selling Shareholders of JCC hereby represent and
warrant to KCSI the matters contained in paragraph 5.01 of the Agreement as if such representations and warranties were herein restated in their entirety with respect to the sale of JCC Shares provided for in paragraph 1.03 of the Agreement, as revised.

          5.  	For purposes of the sale of JCC Shares pursuant to
paragraph 1.03, as revised, KCSI and each of the Selling JCC Shareholders hereby waives any right of first refusal it or he may have pursuant to paragraph 9.01 of the Agreement.

          6.  	Paragraph 9.15 of the Agreement is hereby deleted in its
entirety, and the following is substituted in its place:

               "9.15 If after March 1, 1988, KCSI determines to sell all of its shares of JCC for cash, stock or other consideration, the then owners of the JCC Shares not owned by KCSI shall at KCSI's request, sell their shares of JCC to KCSI or to KCSI's designee at the price which shall be the greater of $1.6373 per share, fifteen times the Net After-Tax Earnings per share of JCC for the fiscal year immediately preceding the year of such sale or the consideration to be received by KCSI in such transaction, such sale to occur at such time and place and in such manner as KCSI shall reasonably request."

          7.  	Paragraph 10.01 of the Agreement is hereby deleted in its
entirety, and the following is substituted in its place:

               "10.01 If, after the Closing Date but prior to March 1, 1988, there is an adverse change in ownership of KCSI (as hereinafter defined), the Remaining Shareholders of JCC other than KCSI shall have the option in the manner provided in this
          Article X either:

               (a)  to purchase from KCSI all JCC Shares
          acquired by KCSI; or

               (b) to require KCSI to purchase from them all the JCC Shares still owned by them, provided the condition precedent contained in paragraph 8.10 of this Agreement shall be met or waived by KCSI prior to such purchase."

     8.  	The second sentence of paragraph 12.01 of the Agreement is
hereby deleted in its entirety.

     9.  	All terms and provisions of the Agreement not hereby
amended shall remain in full force and effect.

                               KANSAS CITY SOUTHERN INDUSTRIES, INC.

                        					By:  /s/ Landon H. Rowland
                     					        -----------------------------------
                                  LANDON H. ROWLAND, President


                                 /s/ Thomas H. Bailey
                                 ----------------------------------------
                                 THOMAS H. BAILEY


                            					/s/ Bernard E. Niedermeyer III
                            					----------------------------------------
                                 BERNARD E. NIEDERMEYER III


                            					/s/ Michael Stolper
                            					----------------------------------------
                                 MICHAEL STOLPER


                                 /s/ Jack R. Thompson
                                 ----------------------------------------
                                 JACK R. THOMPSON